               Equity Joint Venture Agreement


THIS AGREEMENT is made as of the 24th day of February 2000, between Surforama.com, Inc., (Surforama), a Nevada Corporation with its principle office at Suite 105-1010 West 42nd Avenue, Vancouver, British Columbia, Canada V6M 2A8, and SOURCE, a division of Premier Lifestyles International Corporation (SOURCE), a California Corporation, 24254 San Fernando Road, Newhall, CA 91321.


WHEREAS:

1. Surforama is an Internet-based direct marketing and online advertising company with programs that reward consumers with cash when they perform actions desired by our advertising and marketing clients.
2. Surforama is in the process of developing the Surforama.com - "Your Personal Rewards Community" and has already finished developing its online portal which is located at http://www.surforama.com
3. SOURCE, is engaged in the business of providing, often through third party suppliers, packaged benefits, club memberships and benefits services which include a reciprocal resort usage program, hotel and golf discount benefits booklets, SCOREr Reciprocal RebateT program, and the SCOREr financial services program both on the Internet and at the merchants Point of Sales locations, to retailers, wholesalers, individuals, organizations and other entities.
4. Surforama and Source are willing to joint venture to set up an Online database and tracking program, and market products and services to both of our members.
5. In accordance with the domestic laws of United States and the State of California, the parties agree to jointly invest to set up the joint venture upon the terms and conditions set forth below:


NOW THEREFORE the parties have agreed as follows:


1. Formation of Corporation

A Corporation under the proposed name of RebateTopia or such other name as may be mutually agreed upon by the parties, (the "Corporation") shall be organized under the laws of United States and the state of California, with the principal of selling online advertisements and services to corporations. This will enable the corporation to provide private labeled and co branded products and services such as pay to surf, pay to email, pay to shop (Rebates), and other incentive programs. The legal address of the Corporation shall be determined at a later date.

2. Issued Capital

Surforama shall own 50% of the Corporation and the remaining 50% shall be owned by Source.


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3. Purchase of Shares

(1)   Surforama shall pay for the shares by:

   a. Providing the operation expertise for the tracking of user's rebates and the development and maintenance of an online user database.
   b. Surforama will invest up to $1,000,000 USD within the first 12 months into this new Corporation. This first Million will be invested without any dilution and if additional capital is needed and funded, the parties will have to agree to an additional financing agreement.
   c. Managing, upgrading, replacing and/or maintaining the existing http://www.source4rebate.com website

(2)   SOURCE shall pay for its shares by:

   (a) Providing the start-up servers and equipment required to host the Surforama, Source, and RebateTopia's websites and user database at a location of Sources Choice.
   (b) Providing the current 1,000,000 plus SCORE member database (as confirmed by Source) to the Corporation, in order to begin database-mining procedures. Data base mining procedures is defined as marketing products and services under the name of SCOREr and within the privacy and protection rules of the clients from each of the companies that SCOREr gets its customer data base from.
   (c) Offering Surforama a full Master ISO (Independent Sales Organization) agreement. A value of $150,000. USD plus.
   (d) Offering the Corporation the rights to use the database for database mining for the purposes of generating additional traffic to the site .

4. Working Funds

Should the aggregate contributions made by the parties in accordance with the capitalization of the Corporation be insufficient to cover the Corporation's working fund requirements, the parties shall consult in good faith in order to find an appropriate solution.

5. Corporate Documents

The memorandum of association and articles of association of the Corporation shall give full effect to the terms of this agreement and shall be in a form satisfactory to both parties. In particular, and without in any way limiting or derogating from the generality of the foregoing, the articles of association shall provide that the following items of business for approval shall require a 51% majority vote of the share- holders:

   (a)   Capital investment in excess of one million;
   (b)   Long-term indebtedness;
   (c)   Disposition of major assets;
   (d)   Investments in unrelated businesses;
   (e)   Granting of licenses;
   (f)   Merger or consolidation with other businesses;
   (g)   Liquidation; and
   (h)   Increase of issued share capital.

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6. Board of Directors

(1) The board of directors of the Corporation shall be composed of five persons. Surforama shall have the right to appoint at least two directors. The chairman of the board shall be appointed by Surforama and its vice-chairman by Source. The term of office for the directors, chairman and vice-chairman shall be 2 years.

(2) The chairman of the board shall be the legal representative of the Corporation. Should the chairman be unable to exercise his responsibilities for some reasons, he shall authorize the vice-chairman or any other directors to represent the Corporation temporarily.

(3) The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than 3 of the total number of directors.

(4) The highest authority of the Corporation shall be its board of directors. It shall decide all major issues, except as provided otherwise in this agreement.

(5)  The board shall, in addition to its statutory functions:

   (a) Appoint members of the management, designate their primary tasks, their salaries, and their standard of expense reimbursement;
   (b)  Establish the signing authority of the
        management members to represent and bind the Corporation;
   (c) Establish the terms and conditions of each management member's employment, sign the contract of employment between the Corporation and each management member, and represent the Corporation in case of dispute between the Corporation and a management member;
   (d)  Approve the Corporation's operating and
        investment budget;
   (e) Approve or disapprove decisions of management regarding all matters transcending the ordinary course of the Corporation's day-to-day business;
   (f)  Approve any borrowing; and
   (g) Consider and resolve any other matter, which the management submits for its consideration, and supervise the management's activities, including review of the Corporation's annual financial statements.

7. Management

(1) The management shall be composed of not less than 2 nor more than 4 persons. The board shall elect the members of the Management, considering their capabilities and usefulness to the successful operation of the Corporation, and without regard to their nationality.
(2) The management shall be entrusted with the day-to-day business operation of the Corporation, in accordance with the provisions of this agreement, the articles, the guidelines to be established by the board and good business practice. The primary task of each member shall be designated by the board. The management and its members shall obtain the board's approval for actions transcending the Corporation's day-to- day operation, inter alia, to:

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

   (a)  Acquire or lease land or real estate;
   (b) Enter into contracts for a longer duration than two years;
   (c)  Establish operating and investment budgets;
   (d) Acquire assets or services exceeding in value $250,000, it being understood that various items serving the same investment project shall be considered in the aggregate and acquisitions stated in the operating of investment budget shall not come under this restriction;
   (e) Enter into licenses of technical assistance or similar agreements;
   (f) Enter into agreements between the Corporation and any of its shareholders except if such agreement has been provided for in this agreement and only upon such terms and conditions as set out in this agreement.

8. Projections, Plans, Schedule of Implementation

(1) The business projections and plans for the Corporation for the first five years shall be established by the Parties within sixty days from the signing of this agreement. The Corporation shall update such projections each year.

(2) Within sixty days following signing of this agreement, the parties shall prepare a schedule setting forth the principal actions to be taken by each party for the Corporation to commence operations, and the target dates by which such actions shall be completed, which dates may he extended by mutual agreement of the parties. Each party agrees to complete each action required of it on or before the designated target date.

9. Obligations of Surforama

Notwithstanding the specific functions of the board of directors and management, Surforama shall be responsible for the following:

   (a)  Handling of applications for approval,
        registration, business licenses and other matters concerning the establishment of the joint venture from relevant governmental authorities in charge of the Territory;
   (b) Organizing the design and construction of the premises and other engineering facilities of the Corporation;
   (c)  Providing financing as set out in this agreement;
   (d) Assisting the Corporation in purchasing or leasing equipment, office supplies,
   (e) Assisting the Corporation in recruiting local management personnel, technical personnel, workers and other personnel needed, in the Territory;
   (f) Assisting foreign workers and management in applying for entry visas, work licenses, and processing of travel affairs; and
   (g) Taking responsibility for those matters as may be agreed by the Corporation.

10. Obligations of Source

Notwithstanding the specific functions of the board of directors and management, Source shall be responsible for the following:

   (a) Providing the full user database of the SCORE program to the Corporation

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

   (b) Handling the matters entrusted by the Corporation, including sales training and industry liaising;
   (c) Providing the needed technical personnel for installing, testing and trial production of the servers and programs to be migrated to the Corporation;
   (d) Taking responsibility for those matters as may be agreed by the Corporation.

11. Personnel of the Corporation

(1) The estimated personnel requirements of the Corporation for its initial two years of operation, the personnel organization chart and the initial salaries of each category of personnel (including all taxes and social security type contributions) shall be established by the Parties within sixty days from the signing of this agreement.
(2) The terms of the employment of personnel from the Territory shall follow the provisions of the law of the Territory. With respect to non-Territory employees, the practice followed by internationally operating companies shall be followed. Non-Territory personnel transferred to the Territory temporarily, for years or less shall be exempt from taxes and social security type contributions within the Territory.
(3) Technical Director: Surforama shall have the right, from time to time, to appoint a technical director who shall assist the Corporation in the management and operation of the Corporation's facilities for an initial period of up to five years, commencing from the date of the establishment of the Corporation's facilities.

12. Labour

Labour contracts covering the recruitment, employment, dismissal and resignation, wages, labour insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the Corporation shall be drawn up in accordance with the of the location of which each office of operation is residing.

13. Conflicting Use

For the protection of the business of the Corporation, SOURCET and Surforama both agrees on behalf of itself and its affiliates that it will not buy, make or sell, for resale or for its own use, items which incorporate or utilize in any way the patents or know-how owned by the each company, nor will it directly or indirectly (except through the Corporation), contact any of each other suppliers or partners.

The corporation will not be participating in any of the rebates passing through the site that belongs to another independent sales organization of SOURCEr unless the member belongs to the corporation.

It is agreed by Surforama that all of the SCOREr Reciprocal
Rebate program and membership database is the Intellectual property of SOURCET. It is also agreed by Surforama that should it not be able to perform its duties, SOURCEr will have the rights to purchase and/or assume the assets and liabilities of the remaining 50% of the Corporation.

14. Compliance with Laws of the Territory

The parties agree to take all necessary steps to ensure that the Corporation does not engage or participate, directly or indirectly, in any transaction whatsoever with respect to

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

the Products to be manufactured or sold by it, if such transaction is prohibited by the laws and regulations of the Territory.

15. Taxes, Finance, Audit and Record Keeping

(1) The Corporation shall pay taxes in accordance with the laws of the Territory.
(2) Staff members and workers of the Corporation shall pay individual income tax according to the Canadian laws.
(3) Allocations for reserve funds, expansion funds of the Corporation and welfare funds and bonuses for staff and workers shall be set aside in accordance with the laws of where each office resides. The annual proportion of allocations shall be decided by the board of directors.
(4)  The fiscal year end for the Corporation shall be June 30
(5) The Corporation shall keep all accounts and records required by law and practices applicable in its domicile and, in so far as necessary, as required by Canadian law.
The Corporation shall also keep books of account, and prepare quarterly and annual financial statements, including a balance sheet, income statement and such additional statements as either party may reasonably request, in accordance with generally accepted Canadian accounting principles. These accounts and statements shall control in determining the performance of the Corporation, the amount of profits available for distribution, and all other financial questions or matters. The essential books of account and such other important records as may be designated by the Parties.
(6) The independent certified public accounting firm of or such other independent certified public accounting firm as the parties may designate, shall set up the accounts and records of the Corporation, shall audit the accounts and certify the annual financial statements of the Corporation, and shall resolve all questions of proper accounting and financial reporting. If one party disagrees with a determination of the accounting firm, it may submit the question to arbitration in accordance with this agreement.
(7) In the first three months of each fiscal year, the management shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and shall submit same to the board of directors for examination and approval.

16. Transfer of shares

(1) Right of First Refusal: SOURCE shall not sell to unrelated third parties any part of the common shares owned by it in the Corporation unless said shares have first been offered to Surforama at their fair market price. Surforama shall have four weeks within which to accept such offer and to pay the full purchase price of the shares offered for sale. Surforama shall have the same obligations with respect to the SOURCE provided, however, that if SOURCE is unable to acquire its shares because of restrictions imposed by the government of the Territory, then SOURCE shall have the right to require
Surforama to sell its shares, in accordance with the conditions expressed in this paragraph, to persons approved by SOURCE. Nothing contained in this agreement shall be deemed to prevent Surforama from selling, transferring or assigning to any subsidiary or affiliated corporation any or all of the shares owned by it in the Corporation.

(2) Right of Sale: Surforama shall have the right to sell its equity interest in the Corporation

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

to SOURCE, at the close of any fiscal year or after the Corporation commences actual operations, upon giving SOURCE twelve months' prior notice, whereupon SOURCE shall be obligated to purchase the same, for US dollars equal to Surforama's proportionate share of the net book value of the Corporation with no amount included for goodwill, calculated at the close of the year.

17. Primary Revenue Source:

The primary revenue source of the corporation will be from the online advertising revenue and sponsorships generated from online traffic. The corporation will also be selling products and services to the SCOREr members which a portion of the revenue generated will be paid back to SOURCEr to be distributed to its independent sales organization. These services will include pay to surf, pay to email, and pay to click/view, and similar programs and services.

 18. Distribution of Profits

(1) Unless the parties agree otherwise, at the annual shareholders' meeting following the close of each year, they shall cause the Corporation to distribute to the parties, in proportion to their equity ownership, an amount equal to 30% of the total net after-tax profits for the year less any accumulated losses from prior years and less current contributions to reserves approved by the Board.
(2) Upon distribution of dividends by the Corporation, or should the Corporation be liquidated, or should Surforama sell all or part of its equity interest in the Corporation to SOURCE or some other enterprise, the ordinary dividends, liquidation distributions or sales proceeds (as the case may be) shall be freely transferable from the Territory to Surforama in Canadian dollars or other convertible currency, without imposition or withholding of any taxes on the amounts transferred.
(3) Ordinary dividends, liquidation distributions and proceeds from the sale of all or part of Surforama's equity interest in the Corporation, shall be converted into US dollars prior to their transfer to Surforama, at the rate of exchange most favorable to Surforama at the date of the transfer, but not less favorable to Surforama than the exchange rate applied to Surforama's capital contribution to the Corporation.

19. Duration of Corporation

The duration of the joint venture is 99 years. The establishment of the joint venture shall start from the date on which the business license of the Corporation is issued. An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be submitted to the six months prior to the expiry date of the joint venture.

20. Liquidation of Corporation upon Expiration of Duration

Upon the expiration of the duration or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant law. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by Surforama and SOURCE.

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21. Confidentiality

(1) Confidential Information: All information other than information generally known in the direct sales and incentive/rebate industry or information made known by a third party to either party other than a consequence of the relationship between the parties supplied by or on behalf of either party pursuant to this agreement ("Confidential Information") shall be treated as confidential by the other party.
(2) Duty Not to Disclose: The parties covenant and agree that no Confidential Information shall be disclosed to anyone outside the organization of such party without the prior written consent of the other.
(3) Reasonable Efforts: The parties agree to use all reasonable efforts to take such action as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such Confidential Information, including:
   (a) Ensuring that such Confidential Information is disclosed only to responsible employees of the party who have first been properly instructed to maintain such Confidential Information in confidence;
   (b) Not disclosing to any third party the terms and conditions of this agreement;
   (c) Not disclosing methods of manufacture or sale of the Products including production and marketing plans; and
   (d) Safeguarding all documents against theft, damage or access by unauthorized persons.

22. Termination

(1)  This agreement shall terminate upon:
   (a) Expiration and non-renewal of the license agreement;
   (b)  Liquidation of the Corporation;
   (c)  Mutual agreement of the parties;
   (d) Final decision by the arbitrators appointed pursuant to this agreement that this agreement shall terminate; or
   (e) An event which substantially prevents the Corporation from achieving its objectives. A failure by one of the parties to fulfill its obligations under this agreement shall be considered as an event entitling the other party to terminate this agreement only when such failure substantially prevents the Corporation from achieving its objectives.
(2) The provisions of paragraphs 25 shall survive termination and continue to bind the parties.
(3) Whether the party has terminated or has the right to terminate this agreement shall be arbitral issues.
Therefore, notice of termination given by one party to the other, if not accepted by the other, shall not relieve the notifying party of its obligations to submit the question to arbitration.

23. Dispute Resolution

All disputes, controversy or claims arising out of or in connection with or in relation to the contract, including any question regarding its existence, validity or termination, shall be submitted to and be subject to the jurisdiction of the courts of the state of California which shall have exclusive jurisdiction in the event of any dispute under this agreement. The parties irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this

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

agreement. [Alternatively, the parties may agree to submit the matter to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.]

24. Costs Incurred for this Agreement

Each party shall bear its own costs incurred in preparing and negotiating this agreement, and obtaining government approvals. All costs incurred in taking the formal legal steps required to establish the Corporation shall be borne by the Corporation.

25. Representations and Warranties

(1) Each party represents and warrants that it has the full legal power and authority to enter into this agreement, and to perform its obligations (subject only to obtaining certain governmental licenses and authorizations as referred to in this agreement), and that this agreement when signed by both parties will be binding and enforceable according to its terms.

(2)  The SOURCE represents and warrants:

   (a) That it has the ability to fulfill its obligations as set forth in this agreement, and
   (b) That it has not entered into a similar agreement with any other entity for the same purposes.

26. Excusable Delay

In case of force majeure preventing or hindering either party from performing its obligations under this Agreement, the affected party may give written notice to the other containing reasonable particulars of the force majeure in question and the effect of such force majeure as it relates to the obligations of the affected party and such force majeure shall not constitute a default, provided that the party affected by the de- lay makes reasonable efforts to correct the reason for such delay. Such notice shall entitle the affected party to suspend deliveries or payments, as the case may be. For the purpose of this agreement, "force majeure" shall mean any of the following events beyond the control of the parties:

   (a) Lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;
   (b) Substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the supplier;
   (c) Strikes, lockouts or other industrial disturbances of the supplier;
   (d) Civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;
   (e) Inability to obtain supplies necessary to manufacture and package the Products at the supplier's plants, if inability is industry wide among similar manufacturers or inability to obtain electric power, water, fuel or other utilities, or services necessary to operate the plants, and
   (f) Any other material event that could reasonably be considered to be force majeure by reason that it is beyond the control of the party affected;

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But shall not include the inability of either party to
obtain financing or any other financial inability on the part of either party.

27. Capitalization/Performance Clause

If Surforama is unable to provide the financing for this corporation within 90 days, this agreement will be automatically void.

However, SOURCE acknowledges at Source's choice, SOURCE will continue to use this corporation's site as long as the site is operating professionally.

28. Assignment

This agreement is not assignable by either party, either directly or indirectly, without the written consent of the other, which may be arbitrarily withheld.

29. Interpretation not Affected by Headings

The division of this agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

30. Applicable Law

This Agreement is made, executed, and delivered in NewHall, California, United States and any controversy arising hereunder or in relation to this Agreement shall be governed by and construed in accordance with the domestic laws of the state of California.

31. Entire Agreement

This Agreement constitutes the entire agreement of all the parties with respect to the subject-matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of all parties hereto respecting the subject-matter hereof. There are no representations, undertakings or agreements of any kind between all the parties hereto respecting the subject-matter hereof except those contained herein.

The corporation acknowledges that there is Reciprocal Rebate
Agreement that has been signed in addition to this agreement which the terms and conditions stands alone as a independent agreement.

32. Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

33. Notices

(1) Any notice or other documents required or permitted to be given hereunder shall be in writing and shall be delivered, mailed by pre-paid registered mail, return receipt requested or sent by facsimile transmission addressed to the party or parties to whom

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

it is to be given at the address shown below or at such other address or addresses as the party or parties to whom such writing or document is to be given shall have last notified all other parties hereto in accordance with the provisions of this section:

   (a)  If to SOURCE at: 24254 San Fernando Road, Newhall,
        CA 91321
   (b)  If to Surforama at: Suite 105 - Vancouver, British
        Columbia, Canada V6M 2A8, and

(2)  Any such notice or other document shall:

   (a) If delivered, be deemed to have been given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;
   (b) If transmitted by facsimile transmission, be deemed to have been given and received at the place of receipt on the next business day in the country of receipt, following the day of sending, provided that the sender has received telephone confirmation from the recipient of receipt of same on or before the date transmission is deemed to have been received as above, and
   (c) If mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

(3) In the event of postal disruption, such notices or documents must either be delivered personally or sent by facsimile transmission.

34. Amendment of Agreement

None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party, their respective agents, servants or employees unless done so in writing signed by both parties.

35. Waiver of Breach

No waiver on behalf of any part of any breach of the provisions of this agreement shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any future breach of any of the provisions.

36. Further Assurances

Each of the parties covenants and agrees that he, his, hers, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this agreement.


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

37. Successors and Assigns

This agreement shall be binding on and ensure to the benefit of the successors and assigns of both parties and all persons or corporations succeeding to or acquiring the business now carried on by Surforama or SOURCE.


IN WITNESS WHEREOF, SURFORAMA.COM INC., intended to be bound, have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the day and year first written above.



For: Surforama.com Inc              For: Source

Name: Edward Yau                    Name: Richard Stewart
Title: President C.E.O.             Title: Owner C.E.O.
Suite 105-1010 West 42nd Avenue     24254 San Fernando Road,
Vancouver, BC                       Newhall
Canada, V6M 2A8                     CA 91321
Phone: (604) 318-8899               Phone: (661) 286-4334
Fax: (604) 261-7415                 Fax: (661) 286-4342


Signature: /s/ Edward Yau           Signature: /s/ Richard Stewart
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/s/ Mike Hanson
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Mike Hanson
Vice President


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Initials:    Surforama            Source /s/ RS
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